HomeTrust Bancshares, Inc. Reports Fiscal Year 2015 Financial Results

ASHEVILLE, N.C., July 27, 2015 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank, N.A., today announced preliminary net income of $8.0 million for fiscal year 2015, compared to $10.3 million earned in 2014. The Company's 2015 earnings included one-time merger-related expenses of $5.4 million and a nonrecurring impairment charge of $375,000 related to the previously announced consolidation of six branch offices. The closures are the result of a review of customer banking preferences and the current branch network. The consolidation is expected to be completed by the end of October 2015, after regulatory notice requirements are met, saving the Company approximately $1.2 million in annual expenses as well as providing additional company-wide efficiencies.

Also driving the change in net income was the Company's provision for loan losses for 2015 totaling $150,000 compared to a recovery of $6.3 million in 2014. Earnings before merger expenses, nonrecurring impairment charges, and provision for (recovery of) loan losses for the year ended June 30, 2015 were $11.8 million compared to $8.3 million in fiscal 2014. On a basic and diluted per share basis, the Company earned $0.42 and $0.54 per share for the year ended June 30, 2015 and 2014, respectively. Excluding merger-related expenses, nonrecurring impairment charges, and the provision for (recovery of) loan losses, the Company's diluted earnings per share increased 40.9% to $0.62 for the year ended June 30, 2015 from $0.44 per share in comparison to fiscal 2014.

Net income for the quarter ended June 30, 2015 increased $1.1 million to $2.6 million compared to $1.5 million for the quarter ended June 30, 2014. On a basic and diluted per share basis, the Company earned $0.14 and $0.08 per share for the quarter ended June 30, 2015 and 2014, respectively. The increase was primarily a result of revenues from recent acquisitions outpacing additional expenses and having no merger-related expenses during the quarter. Earnings before merger expenses, nonrecurring impairment charges, and the provision for (recovery of) loan losses for the quarter ended June 30, 2015 and 2014 were $3.1 million and $1.9 million, respectively. Excluding the above mentioned adjustments, the Company's diluted earnings per share increased 45.5% to $0.16 in the quarter ended June 30, 2015 from $0.11 for the same quarter of 2014.

"Looking back over the past three years, I am pleased with how well the management team and employees executed our strategy to expand into new growing markets. These transformational changes have set the foundation for our future success and helped us to achieve almost $20 million in organic loan growth during the quarter. With significant merger-related expenses behind us and the right infrastructure and people in place, we are 100% focused on sound and profitable organic growth," said Dana Stonestreet, Chairman, President, and CEO.

Income Statement Review

Net interest income was $20.8 million for the three months ended June 30, 2015 compared to $14.5 million for the same period in 2014. The $6.3 million, or 43.1% increase was a direct result of a $6.4 million increase in interest income. Average interest-earning assets increased $928.2 million, mainly through recent acquisitions, to $2.5 billion for the quarter ended June 30, 2015 compared to the same period in 2014. Loan yields increased to 4.89% from 4.86%, which included $1.7 million in accretion of purchase discounts on acquired loans. Average interest-bearing liabilities also increased by $880.7 million to $2.1 billion for the three months ended June 30, 2015 compared to the same period in 2014. However, the 14 basis point reduction in the cost of funds led to a small increase in interest expense of $154,000 to $1.4 million for the June 30, 2015 quarter.

Net interest margin (on a fully taxable-equivalent basis) for the three months ended June 30, 2015 decreased 41 basis points over the same period last year from 3.80% to 3.39% as a result of a strategic decision by management to leverage Federal Home Loan Bank ("FHLB") borrowings beginning in November 2014 to generate additional net interest income with the proceeds, as well as dividend income from the required purchase of additional FHLB stock. The $436.0 million in average FHLB borrowings with an average cost of 0.20% were invested in various short-term assets (including the additional FHLB stock) with an average yield of 0.56%, which generated approximately $417,000 in net interest income during the quarter. Excluding the effect of this strategy, net interest margin increased 26 basis points to 4.06%.

Net interest income was $79.8 million for the year ended June 30, 2015 compared to $54.8 million for the year ended June 30, 2014. The primary driver of the $25.0 million, or 45.4% increase was the $24.9 million increase in interest income. Average interest-earning assets increased $739.3 million from recent acquisitions to $2.3 billion for the year ended June 30, 2015 compared to the year ended June 30, 2014. Loan yields have remained relatively flat as decreases in market rates have been more than offset by the accretion of purchase discounts on acquired loans, which totaled $5.4 million for the year. The 17 basis point drop in cost of funds from 2014 kept interest expense relatively consistent with prior year at $5.4 million, while average interest-bearing liabilities increased $706.3 million to $1.9 billion for the year ended June 30, 2015 compared to 2014.

Net interest margin (on a fully taxable-equivalent basis) for the year ended June 30, 2015 decreased 15 basis points over the same period last year from 3.79% to 3.64%. Excluding the effects of the leverage strategy discussed above, which generated an additional $819,000 in net interest income for the year ended June 30, 2015, net interest margin increased 19 basis points to 3.98%.

Noninterest income increased $1.4 million, or 64.8%, to $3.6 million for the fourth quarter of fiscal 2015 from $2.2 million for the fourth quarter of fiscal 2014. This increase was primarily driven by a $990,000, or 119.4%, increase in service charges on core deposit accounts due to the growth in the number of our deposit accounts from recent acquisitions. Noninterest expense for the quarter ended June 30, 2015 increased $4.5 million, or 27.3%, to $20.9 million compared to $16.4 million for the quarter ended June 30, 2014. This increase was primarily related to recent acquisitions that led to a $2.6 million increase in salaries and employee benefits, a $794,000 increase in net occupancy expense, a $737,000 increase in amortization of core deposit intangibles, and a $1.5 million increase in other expenses. These expenses were partially offset by having no merger expenses in the fourth quarter of 2015 compared to $2.0 million in the corresponding 2014 quarter.

Noninterest income increased $3.8 million, or 43.3%, to $12.5 million for the year ended June 30, 2015 from $8.7 million for the year ended June 30, 2014, primarily due to a $3.1 million, or 113.1%, increase in service charges on core deposit accounts corresponding to the increase in deposit accounts from our recent acquisitions. Noninterest expense for the year ended June 30, 2015 increased $26.6 million, or 48.2%, to $81.6 million compared to $55.0 million for the year ended June 30, 2014. This increase was primarily related to a $10.9 million increase in salaries and employee benefits, a $3.3 million increase in net occupancy expense, a $2.7 million increase in merger-related expenses, a $2.4 million increase in amortization of core deposit intangibles, and a $7.3 million increase in other expenses, all of which were a result of our recent acquisitions.

The Company's income tax expense was $553,000 for the quarter ended June 30, 2015, an increase of $279,000 compared to $274,000 income tax expense for the quarter ended June 30, 2014. The increase was primarily driven by higher taxable income. The Company's effective income tax rate for the quarter ended June 30, 2015 was 17.8%.

For the year ended June 30, 2015, the Company's income tax expense was $2.6 million, compared to $4.5 million for the year ended June 30, 2014. This decrease was due to lower income before taxes, as well as a nonrecurring $962,000 charge incurred in the first quarter of fiscal 2014 related to the decline in value of our deferred tax assets based on decreases in North Carolina's state corporate tax rates. Beginning January 1, 2014, North Carolina's corporate tax rate was reduced from 6.9% to 6.0% and to 5.0% in 2015 with additional reductions to 3.0% in 2017 possible in the event certain state revenue triggers are achieved. The Company's effective income tax rate for the year ended June 30, 2015 was 24.2%.

Balance Sheet Review

Total assets increased $708.7 million, or 34.2%, to $2.8 billion at June 30, 2015 from $2.1 billion at June 30, 2014. This increase was largely due to recent acquisitions during the year as well as the leverage strategy. Net loans receivable increased $190.2 million, or 12.9%, at June 30, 2015 to $1.7 billion from $1.5 billion at June 30, 2014, primarily due to $86.2 million in loans acquired from Bank of Commerce, $79.0 million in home equity lines of credit ("HELOC") purchased, and $452.0 million portfolio loan originations, that were partially offset by unusually high payoffs during the year relating to the assimilation and transition of newly acquired portfolios.

For the three- and twelve- month periods ended June 30, 2015, the retail loan segment saw portfolio originations increase from $52.2 million to $80.3 million, or 53.9% and from $160.6 million to $241.8 million, or 50.6%, respectively, compared to the same periods in the previous year. For the three- and twelve- month periods ended June 30, 2015, the commercial loan segment saw portfolio originations increase from $23.5 million to $56.5 million, or 140.4% and from $83.9 million to $210.2 million, or 150.4%, respectively, compared to the same periods in the previous year. For the three- and twelve- month periods ended June 30, 2015, our loans held for sale had increases in originations from $17.7 million to $26.9 million, or 52.3% and from $73.5 million to $74.4 million, or 1.2%, respectively, compared to the same periods in the previous year.

Organic loan growth, which excludes loans acquired through acquisitions and purchases of HELOCs, was $20.0 million or 4.9% annualized for the quarter ended June 30, 2015, compared to $1.0 million or 0.3% annualized in the corresponding quarter in 2014. Organic loan growth for the year ended June 30, 2015 was $37.4 million, or 2.5%, compared to a net run off of $36.6 million, or (3.1%) million for the year ended June 30, 2014.

Interest-earning deposits increased $312.4 million to $338.4 million at June 30, 2015 from $26.0 million at June 30, 2014, as funds received from recent acquisitions and FHLB borrowings were invested in short-term interest-bearing accounts. Fully insured certificates of deposit in other banks increased $46.8 million, or 28.6%, to $210.6 million at June 30, 2015 from $163.8 million at June 30, 2014 as a result of additional purchases during the period. Securities available for sale increased $88.9 million, or 52.7%, primarily due to investments acquired in the Bank of Commerce acquisition. Other investments at cost increased $25.0 million, to $28.7 million at June 30, 2015 from $3.7 million at June 30, 2014 due to increases in our Federal Reserve stock requirements and FHLB leverage strategy. We also recorded $1.9 million of goodwill and $640,000 of core deposit intangibles in connection with the Bank of Commerce acquisition and $8.1 million of core deposit intangibles in connection with the ten branches acquired from Bank of America ("the Branch Acquisition").

Total deposits increased $289.1 million, or 18.3%, to $1.9 billion at June 30, 2015 from $1.6 billion at June 30, 2014. This increase was primarily due to the Branch Acquisition, which increased total deposits by $328.9 million, an increase from Bank of Commerce deposits of $93.4 million, and a reduction in certificates of deposit of $57.1 million. Other borrowings increased to $475.0 million at June 30, 2015 from $50.0 million at June 30, 2014 as a result of a $425.0 million increase in short-term FHLB advances with an average rate of 0.20% in connection with the leverage strategy discussed above.

Stockholders' equity at June 30, 2015 decreased to $371.1 million from $377.2 million at June 30, 2014. The decrease in stockholders' equity was driven by the repurchase of Company's shares, which was partially offset by earnings for the year. For the year ended June 30, 2015, there were 1,147,927 shares of common stock repurchased at an average cost of $15.81 per share, or approximately $18.2 million in total. On July 1, 2015, the Company announced its fifth stock buy back of an additional 971,271 shares, or 5% of the outstanding shares. As of June 30, 2015, HomeTrust Bank, N.A. was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements with Common Equity Tier 1, Tier 1 Risk-Based, Total Risk-Based, and Tier 1 Leverage capital ratios of 13.36%, 13.36%, 14.48%, and 10.00%, respectively.  As of June 30, 2014, Tier 1 Risk-Based, Total Risk-Based, and Tier 1 Leverage capital ratios were 20.87%, 22.12%, and 18.03%, respectively. In addition, the Company was categorized as "well capitalized" at June 30, 2015 under applicable regulatory guidelines.

Asset Quality

The allowance for loan losses was $22.4 million, or 1.33% of total loans, at June 30, 2015 compared to $23.4 million, or 1.56% of total loans, at June 30, 2014. The allowance for loan losses was 1.58% of total loans at June 30, 2015, excluding acquired loans, compared to 2.05% at June 30, 2014.

The provision for losses on loans for the three months ended June 30, 2015 was $400,000 compared to a $1.5 million recovery of loan losses for the comparative period in 2014. Net loan charge-offs totaled $707,000 for the three months ended June 30, 2015 in comparison to $340,000 in net charge-offs for the same period during the prior fiscal year. Net charge-offs as a percentage of average loans increased to 0.17% for the quarter ended June 30, 2015 from 0.11% for the same period last fiscal year. The increase in net charge-offs was primarily caused by $664,000 in additional charge-offs related to the sale of approximately $9.2 million of nonperforming loans during the quarter ended June 30, 2015. The Company believes this charge-off was less than the expenses necessary to work out these specifically identified commercial loans.

The provision for losses on loans was $150,000 for the year ended June 30, 2015 compared to a $6.3 million recovery of loan losses for fiscal 2014. Net loan charge-offs decreased to $1.2 million for the year ended June 30, 2015 from $2.3 million for fiscal 2014. Net charge-offs as a percentage of average loans decreased to 0.07% for the year ended June 30, 2015 from 0.19% for last fiscal year.

Nonperforming assets decreased 40.6% to $31.9 million, or 1.15% of total assets, at June 30, 2015, compared to $53.6 million, or 2.59% of total assets, at June 30, 2014. Nonperforming assets included $24.9 million in nonaccruing loans and $7.0 million in real estate owned ("REO") at June 30, 2015, compared to $37.9 million and $15.7 million, in nonaccruing loans and REO, respectively, at June 30, 2014.  Included in nonperforming loans are $7.6 million of loans restructured from their original terms of which $4.1 million were current with respect to their modified payment terms. The decrease in nonaccruing loans was primarily due to the sale of $9.2 million in nonperforming loans in the fourth quarter and loans returning to performing status as payment history and the borrower's financial status improved. At June 30, 2015, $8.5 million, or 34.3%, of nonaccruing loans were current on their required loan payments. Purchased impaired loans aggregating $8.2 million acquired from BankGreenville, Jefferson, and Bank of Commerce are excluded from nonaccruing loans due to the accretion of discounts established in accordance with the acquisition method of accounting for business combinations.

The ratio of classified assets to total assets decreased to 2.90% at June 30, 2015 from 4.56% at June 30, 2014. Classified assets decreased 14.7% to $80.8 million at June 30, 2015 compared to $94.7 million at June 30, 2014.

About HomeTrust Bancshares, Inc.

HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank, N.A. As of June 30, 2015, the Company had assets of $2.8 billion. The Bank, founded in 1926, is a nationally chartered, community-focused financial institution committed to providing value added relationship banking through 39 locations (upon completion of the branch consolidation previously discussed) as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and a loan production office in Raleigh), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). The Bank is the 5th largest community bank headquartered in North Carolina.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include expected cost savings, synergies and other financial benefits from our recent acquisitions might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.hometrustbanking.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this presentation or our SEC filings are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2016 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM
Contact:
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, and Treasurer
828-259-3939

Selected Financial Data

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014(1)
	(Dollars in thousands)
Financial Condition Data:
Total assets	$2,783,114	$2,608,637	$2,640,387	$2,213,895	$2,074,454
Loans held for sale	5,874	2,225	1,478	2,632	2,537
Loans receivable, net(2)	1,663,333	1,618,376	1,626,630	1,585,134	1,473,099
Allowance for loan losses	22,374	22,681	23,356	23,080	23,429
Interest-earning deposits	338,421	253,671	318,402	12,826	26,029
Certificates of deposit in other banks	210,629	204,596	196,575	175,869	163,780
Securities available for sale, at fair value	257,606	230,512	195,143	176,237	168,749
Goodwill	12,673	13,768	13,768	13,768	9,815
Core deposit intangibles	10,043	10,850	11,472	4,240	4,014
Deposits	1,872,126	1,913,773	1,938,321	1,658,793	1,583,047
Checking accounts (noninterest and interest)	591,429	592,338	580,884	445,743	418,671
Other borrowings	475,000	250,000	250,000	112,000	50,000
Stockholders' equity	371,050	381,935	380,927	378,048	377,151
Asset quality ratios:
Non-performing assets to total assets(3)	1.15%	1.51%	1.68%	2.33%	2.59%
Non-performing loans to total loans(3)	1.47	1.88	2.04	2.30	2.53
Total classified assets to total assets	2.90	3.51	3.62	4.65	4.56
Allowance for loan losses to non-performing loans(3)	90.02	73.42	69.38	62.36	61.79
Allowance for loan losses to total loans	1.33	1.38	1.41	1.43	1.56
Allowance for loan losses to total gross loans excluding acquired loans	1.58	1.72	1.79	1.97	2.05
Net charge-offs to average loans (annualized)	0.17	0.16	(0.07)	0.03	0.11
Capital ratios:
Equity to total assets at end of period	13.33%	14.64%	14.43%	17.08%	18.18%
Tangible equity to total tangible assets(4)	12.74	13.96	13.74	16.46	17.69
Average equity to average assets	13.56	14.53	15.40	17.49	20.30
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(1)	Derived from audited financial statements.

(2)	Net of allowances for loan losses, loans in process and deferred loan fees.

(3)
Non-performing assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated.  At June 30, 2015, there were $7.6 million of restructured loans included in nonaccruing loans and $8.5 million, or 34.3%, of nonaccruing loans were current on their loan payments. Purchased impaired loans acquired from BankGreenville, Jefferson, and Bank of Commerce are excluded from nonaccruing loans due to the accretion of discounts in accordance with the acquisition method of accounting for business combinations.

(4)	See Non-GAAP reconciliation for adjustments.

Selected Operations Data

	Three Months Ended June 30,			Year Ended June 30,
	2015	2014	Difference	2015	2014	Difference
	(Dollars in thousands)

Total interest income	$22,197	$15,781	$6,416	$85,156	$60,281	$24,875
Total interest expense	1,409	1,255	154	5,390	5,432	(42)
Net interest income	20,788	14,526	6,262	79,766	54,849	24,917
Provision for (recovery of) loan losses	400	(1,500)	1,900	150	(6,300)	6,450
Net interest income after recovery for loan losses	20,388	16,026	4,362	79,616	61,149	18,467
Service charges on deposit accounts	1,819	829	990	5,930	2,783	3,147
Mortgage banking income and fees	757	801	(44)	2,989	3,218	(229)
Gain from sales of securities available for sale	—	—	—	61	10	51
Other noninterest income	1,042	566	476	3,539	2,727	812
Total noninterest income	3,618	2,196	1,422	12,519	8,738	3,781
Salaries and employee benefits	10,759	8,174	2,585	41,265	30,366	10,899
Net occupancy expense	2,370	1,576	794	8,635	5,322	3,313
REO-related expenses(1)	762	262	500	1,673	2,089	(416)
Core deposit intangible amortization	808	71	737	2,547	166	2,381
Merger-related expenses	—	1,998	(1,998)	5,417	2,708	2,709
Impairment charges for branch consolidation	375	—	375	375	—	375
Other	5,821	4,334	1,487	21,640	14,381	7,259
Total noninterest expense	20,895	16,415	4,480	81,552	55,032	26,520
Income before income taxes	3,111	1,807	1,304	10,583	14,855	(4,272)
Income tax expense	553	274	279	2,558	4,513	(1,955)
Net income	$2,558	$1,533	$1,025	$8,025	$10,342	$(2,317)
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(1)	REO-related expenses include gain/loss on sale and impairment of REO and all other REO-related expenses.

Selected Financial Ratios and Other Data

	Three Months Ended June 30,		Year Ended June 30,
	2015	2014	2015	2014
Performance ratios: (1)
Return on assets (ratio of net income to average total assets)	0.37%	0.35%	0.32%	0.62%
Return on equity (ratio of net income to average equity)	2.70	1.72	2.12	2.86
Adjusted return on assets(2)	0.44	0.45	0.47	0.49
Adjusted return on equity(2)	3.22	2.22	3.11	2.28
Tax equivalent yield on earning assets(3)	3.61	4.12	3.88	4.15
Rate paid on interest-bearing liabilities	0.26	0.40	0.29	0.46
Tax equivalent average interest rate spread(3)	3.35	3.72	3.59	3.69
Tax equivalent net interest margin(3) (4)	3.39	3.80	3.64	3.79
Adjusted tax equivalent net interest margin(2)	4.06	3.80	3.98	3.79
Average interest-earning assets to average interest-bearing liabilities	119.20	128.98	120.61	130.20
Operating expense to average total assets	3.00	3.73	3.25	3.29
Adjusted operating expense to average total assets(2)	2.94	3.27	3.02	3.13
Efficiency ratio(2)	78.75	81.09	78.02	75.37
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(1)	Ratios are annualized where appropriate.

(2)	See Non-GAAP reconciliation for adjustments.

(3)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.

(4)	Net interest income divided by average interest earning assets.

Per Share Data

	Three Months Ended June 30,		Year Ended June 30,
	2015	2014	2015	2014
Net income per common share:
Basic	$0.14	$0.08	$0.42	$0.54
Diluted	$0.14	$0.08	$0.42	$0.54
Adjusted net income per common share:(1)
Basic	$0.16	$0.11	$0.62	$0.44
Diluted	$0.16	$0.11	$0.62	$0.44
Average shares outstanding:
Basic	18,771,587	18,349,323	19,038,098	18,630,774
Diluted	18,838,179	18,399,609	19,117,902	18,715,669
Book value per share at end of period	$19.04	$18.28	$19.04	$18.28
Tangible book value per share at end of period (1)	$18.06	$17.68	$18.06	$17.68
Total shares outstanding at end of period	19,488,449	20,632,008	19,488,449	20,632,008
__________________________________________________

(1)	See Non-GAAP reconciliation for adjustments.

Average Balance Sheet Data

	Three Months Ended June 30,
	2015		2014
	(Dollars in thousands)
	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
Loans receivable(1)	$1,684,412	4.89%	$1,280,169	4.86%
Interest-earning deposits with banks	369,092	0.69	198,868	0.89
Securities available for sale	245,556	1.71	122,024	1.58
Other interest-earning assets	233,569	1.01	3,389	3.78
Total interest-earning assets	$2,532,629	3.61	$1,604,450	4.12
Interest-bearing deposits	1,671,191	0.28	1,226,496	0.41
Other borrowings	453,478	0.20	17,480	0.23
Total interest-bearing liabilities	$2,124,669	0.26	$1,243,976	0.40
Tax equivalent interest rate spread(1)		3.35%		3.72%
Tax equivalent net interest margin(1) (2)		3.39		3.80

	Year Ended June 30,
	2015		2014
	(Dollars in thousands)
	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
Loans receivable(1)	$1,628,067	4.95%	$1,213,271	4.94%
Interest-earning deposits with banks	332,703	0.70	211,254	0.83
Securities available for sale	200,772	1.82	89,781	1.76
Other interest-earning assets	105,831	1.23	13,730	0.87
Total interest-earning assets	$2,267,373	3.88	$1,528,036	4.15
Interest-bearing deposits	1,634,380	0.30	1,167,477	0.46
Other borrowings	245,464	0.20	6,109	0.25
Total interest-bearing liabilities	$1,879,844	0.29	$1,173,586	0.46
Tax equivalent interest rate spread(1)		3.59%		3.69%
Tax equivalent net interest margin(1) (2)		3.64		3.79
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(1)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.

(2)	Net interest income divided by average interest earning assets.

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio; operating expense to average total assets; tangible book value; tangible book value per share; tangible equity to tangible assets ratio; net income excluding merger-related expenses, impairment charges for branch consolidation and provision for/(recovery) of loan losses; and return on assets ("ROA"), return on equity ("ROE"), and earnings per share ("EPS") excluding merger expenses, impairment charges for branch consolidation, and provision for/(recovery) of loan losses. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provides an alternative view of the Company's performance over time and in comparison to the Company's competitors.

Management elected to obtain additional FHLB borrowings beginning in November 2014 as part of a plan to increase net interest income. The Company believes that showing the effects of the additional borrowings on net interest income and net interest margins is useful to both management and investors as these measures are commonly used to measure financial institutions performance and performance against peers.

The Company believes these measures facilitate comparison of the quality and composition of the Company's capital and earnings ability over time and in comparison to its competitors.  These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Set forth below is a reconciliation to GAAP of our efficiency ratio:

	Three Months Ended		Year Ended
(Dollars in thousands)	June 30,		June 30,
	2015	2014	2015	2014
Noninterest expense	$20,895	$16,415	$81,552	$55,032
Less REO-related expenses	762	262	1,673	2,089
Less merger-related expenses	—	1,998	5,417	2,708
Less nonrecurring impairment charges	375	—	375	—
Noninterest expense – as adjusted	$19,758	$14,155	$74,087	$50,235

Net interest income	$20,788	$14,526	$79,766	$54,849
Plus noninterest income	3,618	2,196	12,519	8,738
Plus tax equivalent adjustment	685	733	2,736	3,076
Less realized gain on securities	—	—	61	10
Net interest income plus noninterest income – as adjusted	$25,091	$17,455	$94,960	$66,653
Efficiency ratio	78.75%	81.09%	78.02%	75.37%
Efficiency ratio (without adjustments)	85.61%	98.16%	88.37%	86.55%

Set forth below is a reconciliation to GAAP of our operating expense to average assets:

	Three Months Ended		Year Ended
(Dollars in thousands)	June 30,		June 30,
	2015	2014	2015	2014
Noninterest expense	$20,895	$16,415	$81,552	$55,032
Less merger-related expenses	—	1,998	5,417	2,708
Less nonrecurring impairment charges	375	—	375	—
Noninterest expense – as adjusted	$20,520	$14,417	$75,760	$52,324

Average assets	$2,790,593	$1,761,130	$2,510,296	$1,673,267

Adjusted operating expense to average assets	2.94%	3.27%	3.02%	3.13%

Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share shown in the table above:

	Three Months Ended		Year Ended
(Dollars in thousands, except per share data)	June 30,		June 30,
	2015	2014	2015	2014
Total stockholders' equity	$371,050	$377,151	$371,050	$377,151
Less: goodwill, core deposits intangibles, net of taxes	(19,000)	(12,344)	(19,000)	(12,344)
Tangible book value	$352,050	$364,807	$352,050	$364,807
Common shares outstanding	19,488,449	20,632,008	19,488,449	20,632,008
Tangible book value per share(1)	$18.06	$17.68	$18.06	$17.68

Set forth below is a reconciliation to GAAP of tangible equity to tangible assets shown in the table above:

	At or For the Three Months Ended
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
	(Dollars in thousands)
Tangible book value(1)	$352,050	$361,331	$359,932	$361,609	$364,807
Total assets	2,783,114	2,608,637	2,640,387	2,213,895	2,074,454
Less: goodwill, core deposit intangibles, net of taxes	(19,000)	(20,604)	(20,995)	(16,439)	(12,344)
Total tangible assets(2)	$2,764,114	$2,588,033	$2,619,392	$2,197,456	$2,062,110
Tangible equity to tangible assets	12.74%	13.96%	13.74%	16.46%	17.69%
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(1)    Tangible book value is equal to book value less goodwill and core deposit intangibles, net of related deferred tax liabilities.
(2)    Total tangible assets is equal to total assets less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP net income, ROA, ROE, and EPS as adjusted to exclude merger-related expenses, impairment charges, and the provision for/(recovery) of loan losses:

	Three Months Ended		Year Ended
(Dollars in thousands, except per share data)	June 30,		June 30,
	2015	2014	2015	2014
Merger-related expenses	$—	$1,998	$5,417	$2,708
Provision/(recovery) of loan losses	400	(1,500)	150	(6,300)
One-time impairment charge	375	—	375	—
Total adjustments	775	498	5,942	(3,592)
Tax effect (1)	(287)	(50)	(2,183)	1,506
Total adjustments, net of tax	488	448	3,759	(2,086)

Net income (GAAP)	2,558	1,533	8,025	10,342

Net income (non-GAAP)	$3,046	$1,981	$11,784	$8,256

Per Share Data
Average shares outstanding - basic	18,771,587	18,349,323	19,038,098	18,630,774
Average shares outstanding - diluted	18,838,179	18,399,609	19,117,902	18,715,669

Basic EPS
EPS (GAAP)	$0.14	$0.08	$0.42	$0.54
Non-GAAP adjustment	0.02	0.03	0.20	(0.10)
EPS (non-GAAP)	$0.16	$0.11	$0.62	$0.44

Diluted EPS
EPS (GAAP)	$0.14	$0.08	$0.42	$0.54
Non-GAAP adjustment	0.02	0.03	0.20	(0.10)
EPS (non-GAAP)	$0.16	$0.11	$0.62	$0.44

Average Balances
Average assets	$2,790,593	$1,761,130	$2,510,296	$1,673,267
Average equity	$378,509	$357,511	$379,316	$361,727

ROA
ROA (GAAP)	0.37%	0.35%	0.32%	0.62%
Non-GAAP adjustment	0.07%	0.10%	0.15%	(0.13)%
ROA (non-GAAP)	0.44%	0.45%	0.47%	0.49%

ROE
ROE (GAAP)	2.70%	1.72%	2.12%	2.86%
Non-GAAP adjustment	0.52%	0.50%	0.99%	(0.58)%
ROE (non-GAAP)	3.22%	2.22%	3.11%	2.28%
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(1)    Tax amounts have been adjusted for certain nondeductible merger-related expenses.

Set forth below is a reconciliation to GAAP net interest income and net interest margin as adjusted to exclude additional FHLB borrowings and proceeds from such borrowings:

	Three Months Ended June 30, 2015
	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate
Interest-earning assets	$2,532,628	$22,881	3.61%
Less: Interest-earning assets funded by additional FHLB borrowings (1)	458,444	644	0.56%
Interest-earning assets - adjusted	$2,074,184	22,237	4.29%

Interest-bearing liabilities	2,124,669	1,408	0.27%
Additional FHLB borrowings (2)	458,444	227	0.20%
Interest-bearing liabilities - adjusted	$1,666,225	1,181	0.28%

Net interest income and net interest margin		21,473	3.39%
Net interest income and net interest margin - adjusted		21,056	4.06%
Difference		$417	(0.67)%

	Year Ended June 30, 2015
	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate
Interest-earning assets	$2,267,373	$87,892	3.88%
Less: Interest-earning assets funded by additional FHLB borrowings (1)	217,364	1,254	0.58%
Interest-earning assets - adjusted	$2,050,009	86,638	4.23%

Interest-bearing liabilities	1,879,845	5,390	0.29%
Additional FHLB borrowings (2)	217,365	435	0.20%
Interest-bearing liabilities - adjusted	$1,662,480	4,955	0.30%

Net interest income and net interest margin		82,502	3.64%
Net interest income and net interest margin - adjusted		81,683	3.98%
Difference		819	(0.34)%
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(1)    Proceeds from the additional borrowings were invested in various interest-earning assets including: deposits with the Federal Reserve Bank, FHLB stock, certificates of deposits in other banks, and commercial paper.
(2)    Additional borrowings were obtained in November 2014.